SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                             [ ]
Filed by a Party other than the Registrant          [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.ss. 240.14a-11(c) or ss. 240.14a-12

                              ORPHAN MEDICAL, INC.
                (Name of Registrant as Specified in its Charter)


                      ------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                                 [COMPANY LOGO]

                              ORPHAN MEDICAL, INC.
                        13911 RIDGEDALE DRIVE, SUITE 250
                           MINNETONKA, MINNESOTA 55305
                            TELEPHONE (952) 513-6900

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 6, 2000

         The Annual Meeting of Shareholders of Orphan Medical, Inc. (the "Company") will be held Tuesday, June 6, 2000, at 3:30 p.m. (Central Standard
Time), at the Hilton Minneapolis/St.Paul Airport Hotel, 3800 East 80th Street, Minneapolis, Minnesota 55425, for the following purposes:

    1. To elect six directors to serve until the next Annual Meeting of Shareholders;

    2. To ratify the selection of Ernst & Young LLP as the independent public accountants of the Company for the fiscal year ending December 31, 2000; and

    3. To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

         The Board of Directors of the Company has designated the close of business on April 7, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock and Senior Convertible Preferred Stock at the close of business on that date will be entitled to vote.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                  By Order of the Board of Directors


                                  /s/ John Howell Bullion
                                  -----------------------
                                  John Howell Bullion
                                  Chairman of the Board, Chief Executive Officer and Secretary

Minnetonka, Minnesota
April 14, 2000

                              ORPHAN MEDICAL, INC.

                        13911 RIDGEDALE DRIVE, SUITE 250
                           MINNETONKA, MINNESOTA 55305

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2000


                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Orphan Medical, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, June 6, 2000, at 3:30 p.m. (Central Standard Time), at the Hilton Minneapolis/St.Paul Airport Hotel, 3800 East 80th Street, Minneapolis, Minnesota 55425, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to Shareholders commencing on or about April 14, 2000.

         The only matters the Board of Directors knows will be presented are those stated in Proposals 1 and 2 of this Proxy Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSALS 1 AND 2. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.

                          VOTING RIGHTS AND PROCEDURES

         Common Stock and Senior Convertible Preferred Stock shareholders (collectively, the "shareholders") of record at the close of business on April 7, 2000 will be entitled to vote at the Annual Meeting or any adjournments. As of that date, a total of 8,342,721 shares of such Common Stock and 8,393 shares of Senior Convertible Preferred Stock were outstanding (collectively, the "Voting Stock"), each share of Common Stock being entitled to one vote and each share of Senior Convertible Preferred Stock being entitled to voted on an "as converted" basis. On April 7, 2000, the Company's Senior Convertible Preferred Stock was convertible into an aggregate of 1,031,081 shares of Common Stock on an "as converted" basis, which approximates 122.850 shares of Common Stock for each share of Senior Convertible Preferred Stock. There is no cumulative voting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Voting Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

         Shares of the Company's Common Stock and Senior Convertible Preferred Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for approval of the selection of Ernst & Young LLP as the Company's independent public accountants. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the

Annual Meeting and call for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.


                        PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS
         The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of six members. Six directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

         The Company's incumbent directors, John Howell Bullion, Michael Greene,
W. Leigh Thompson, Ph.D., M.D., Julius A. Vida, Ph.D., William M. Wardell, M.D., Ph.D., and Lawrence C. Weaver, Ph.D., D.Sc. (Hon.), are being nominated for election at the Annual Meeting. Each of Messrs. Bullion and Greene and Drs. Thompson, Vida, Wardell and Weaver have indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, the person named as proxy in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information concerning the director nominees is set forth below.


JOHN HOWELL BULLION             Mr. Bullion, 48, has been Chief Executive
                                Officer of the Company since June 1994 and Chairman of the Board of Directors since
                                December 30, 1998. Mr. Bullion is a co-founder of Chronimed Inc., the company from which Orphan
                                Medical, Inc. was spun off in 1994. He has been a director of Chronimed since 1985. Prior to joining the Company, Mr. Bullion served as President of Bluestem Partners, an investment and consulting company; Dahl & Associates, a soil and ground water remediation company; and Concurrent Knowledge Systems, Inc., a software development company. Mr. Bullion also served as partner and Vice President with First Bank
                                System Venture Capital Company for seven years.

MICHAEL GREENE                  Mr. Greene, 38, has been a director of the
                                Company since July 1998. Mr. Greene is a partner at UBS Capital, LLC ("UBS") and has been with UBS since it was founded in 1993. Prior to joining UBS, Mr. Greene was a senior member of the Union Bank of Switzerland's Leveraged
                                Finance Group from 1990 to 1992. Mr. Greene is a graduate of The College of Holy Cross with a B.A. in Economics and earned an M.B.A. from Harvard Business School. Mr. Greene also serves as a director for Metrocall Inc., and Desa
                                International.

W. LEIGH  THOMPSON,             Dr. Thompson, 61, has been a director of the
PH.D., M.D.                     Company since August 1995. Dr. Thompson is
                                President and Chief Executive Officer of
                                Profound Quality Resources, Ltd., which provides worldwide consulting services to health institutions and manufacturers. From 1982 through 1995, Dr. Thompson had responsibility for animal and human product research at Eli
                                Lilly and Company, where he held a number of executive positions, including Chief Scientific
                                Officer, Director, Executive Director, Vice
                                President, Group Vice President and Executive
                                Vice President. Prior to Eli Lilly and Company,
                                Dr. Thompson was Professor of Medicine at Case
                                Western Reserve University. Dr. Thompson also serves on the boards of BAS, Inc., DepoMed, Inspire Pharmaceuticals, LaJolla
                                Pharmaceuticals, Maret Corporation, Tanabe
                                Research Laboratory, Ontogeny and Ophidian
                                Pharmaceuticals.

JULIUS A. VIDA, PH.D.           Dr. Vida, 71, has been a director of the Company
                                since October 1998. Dr. Vida is the President of
                                Vida International Pharmaceutical Consultants, which was founded in 1993. Dr. Vida also serves as a director for Biomatrix, Inc., Madarex, Inc.
                                and SuperGen, Inc. Past employment includes over 15 years experience with Bristol Myers Squibb
                                Co., last serving as Vice President, Business
                                Development, Licensing and Strategic Planning from 1991 to 1993. Dr. Vida earned his Ph.D.
                                from the Carnegie Institute of Technology and his M.B.A. from Columbia University.

WILLIAM M. WARDELL,             Dr. Wardell, 61, has been a director of the
M.D., PH.D.                     Company since August 1995. Since January 1996,
                                Dr. Wardell has been with Covance, Inc.
                                (formerly Corning-Besselaar), a contract research organization, where he is the Senior
                                Scientific Officer. Dr. Wardell also serves as a director for PharMetrics, Inc. and PlytoCentra.
                                From January 1995 to January 1996, Dr. Wardell was President of Wardell Associates
                                International, a pharmaceutical consulting firm.
                                Prior to 1995, Dr. Wardell served as President of Protein Engineering Corporation, a privately held biotechnology company. Prior to joining
                                Protein Engineering Corporation, Dr. Wardell was
                                Senior Vice President of the Parke-Davis
                                Pharmaceutical Research Division of Warner
                                Lambert Company. From 1983 to 1991, Dr. Wardell was Vice President/Medical Director of Boeringer
                                Ingelheim Pharmaceuticals, Inc. and was a member of Boeringer Ingelheim's International Steering and Medical Committees, which had responsibility for worldwide research, development, clinical and regulatory programs. Prior to entering the pharmaceutical industry, Dr. Wardell was
                                Associate Professor of Pharmacology and
                                Toxiology and Assistant Professor of Medicine at the University of Rochester Medical Center. Dr.
                                Wardell has also been a Commissioner of the Pharmaceutical Manufacturers Association's
                                Commission on Drugs for Rare Diseases, and a Vice President and Board member of the American
                                Society for Clinical Pharmacology and
                                Therapeutics.

LAWRENCE C. WEAVER,             Dr. Weaver, 76, has been a director of the
PH.D., D.SC. (HON.)             Company and Chairman of its Advisory Board since
                                August 1994. Dr. Weaver also serves as a director for Zinpro Corporation, Zinpro Animal
                                Nutrition, Inc. and Cranes Pharmacy. Dr. Weaver has been Dean and Professor Emeritus at the University of Minnesota since 1989. Dr. Weaver served as Dean of the College of Pharmacy at the University of Minnesota from 1966 through 1984, and as the Interim Dean from 1994 through 1996.
                                From 1984 through 1989, Dr. Weaver was Vice
                                President for Professional Relations of the Pharmaceutical Manufacturers Association ("PMA") and Executive Director of the PMA Commission on Rare Diseases. Prior to 1966, Dr. Weaver held various scientific and management positions in the pharmaceutical industry. Dr. Weaver has received the FDA Commissioners Award and other awards for his work in the orphan drug area, has organized several international symposia on orphan drugs and participated in the founding of other orphan drug companies.

         The affirmative vote of a majority of the shares of Voting Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BULLION AND GREENE AND DRS. THOMPSON, VIDA, WARDELL AND WEAVER.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
         During 1999, the Board of Directors of the Company held five meetings. The Board of Directors has established an Audit Committee consisting of Mr. Greene and Drs. Vida and Weaver, a Compensation Committee consisting of Mr. Greene and Drs. Wardell and Weaver and a Regulatory Oversight Committee consisting of Drs. Thompson, Wardell and Weaver. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met twice during 1999. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors. The Compensation Committee met three times during 1999. The Regulatory Oversight Committee's function is to keep the Board informed on matters pertaining to regulatory compliance. The Regulatory Oversight Committee met four times during 1999. The Board of Directors does not have a standing nominating committee. Each director attended at least 75 percent of the meetings of the Board of Directors and committees upon which such director served during 1999.

         The Board of Directors has also established an Advisory Board consisting of eight individuals that advise the Company with respect to the planning or execution of its product acquisition and development programs. Each of the members of the Advisory Board has development or marketing expertise with respect to products under development by the Company. Members of the Advisory Board provide services to the Company on a nonexclusive basis and do not meet on a formal or regular basis. The Company consults with one or more members of the Advisory Board from time to time by means of meetings or telephone conference calls. Dr. Weaver, who is Chairman of the Advisory Board, is the only director of the Company who is also an Advisory Board member.

DIRECTOR COMPENSATION
         Directors who are not employees of the Company receive $10,000 annually for serving on the Board of Directors. In addition, until October 1999, Directors who are not employees received a $200 fee for each meeting and a $100 fee for each telephone meeting attended. After October 1999, Directors who are not employees will receive $1000 for each meeting, $500 for each telephone meeting, and $250 for committee meetings. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board of Directors' and committee meetings.

         In addition, pursuant to the Company's 1994 Stock Option Plan (the "Stock Plan"), each new non-employee director receives an option to purchase 25,000 shares on the date of such Director's initial election to the Board of Directors. Each such option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. After the first 25,000 shares granted under the Stock Plan vest, each non-employee Director receives an additional option to purchase 5,000 shares for each additional year on the Board. Mr. Bullion beneficially owns 471,312 shares of Common Stock, including 380,000 shares issuable upon exercise of currently exercisable options. Mr. Greene beneficially owns 10,000 shares of Common Stock, all of which are issuable upon exercisable options. Dr. Thompson beneficially owns 37,5000 shares of Common Stock, all of which are issuable upon exercisable options. Dr. Vida beneficially owns 10,000 shares of Common Stock, all of which are issuable upon exercisable options. Dr. Wardell beneficially owns 40,500 shares of Common Stock, including 39,000 shares issuable upon exercise of currently exercisable options. Dr. Weaver beneficially owns 50,340 shares of Common Stock, including 35,000 shares issuable upon exercise of currently exercisable options. In December, 1999, Drs. Thompson and Wardell were granted options to purchase an additional 5,000 shares, exercisable at $5.50 per share.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
         COMPENSATION PHILOSOPHY
         The Compensation Committee determines the policies for and structure and amount of all compensation for the Board of Directors and the executive officers of the Company. The Compensation Committee's goal is to establish compensation policies and programs that will attract and retain qualified executives and align their financial interests closely with long-term shareholder interests. The Compensation Committee is composed entirely of directors who are not employees of the Company.

         The Company has a "pay for performance" compensation program for its executive officers. The compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's success and continued growth, while at the same time allowing the Company to attract and retain high-caliber executives. The Company's compensation practices reward executives commensurately with their ability (1) to meet the Company's established financial targets and other goals, through cash bonuses, and (2) to drive increases in shareholder value, through stock options.

         A central feature of the Company's compensation program is its emphasis on objective performance incentives. The Company's practice has been to establish annual financial performance targets and other goals at the outset of each year with the Compensation Committee, and to pay bonuses based on performance against these pre-established targets. In 2000, the Company expects to establish base salaries and annual bonus targets for its executive officers that are generally average in comparison to its peer companies. Achievement of these objective annual financial targets and other goals, is expected to give executives an opportunity to earn above average compensation, as compared to peer companies, based on performance.

         An additional aspect of the Company's compensation program is its use of stock options. Through the use of stock based incentives, the Company believes that an executive officer's interests will be aligned with the long-term interests of its shareholders. Executive officers are, thereby, given an incentive to not only meet their annual performance objectives, but also to achieve longer term strategic goals.

         EXECUTIVE OFFICER COMPENSATION PROGRAM
         The key components of the Company's compensation program for its executive officers are (a) base salary, (b) annual cash bonus compensation, (c) long-term incentive compensation in the form of stock options and (d) a 401(k) plan and certain medical and miscellaneous fringe benefits. The Company currently makes no contribution to the 401(k) plan.

         BASE SALARY. The Chief Executive Officer makes annual recommendations to the Compensation Committee regarding the base salaries for the executive officers (other than the Chief Executive Officer). In making base salary recommendations, the Chief Executive Officer takes into account individual experience and performance, as well as specific issues particular to the Company. The Compensation Committee generally approves the Chief Executive Officer's base salary recommendations.

         The Chief Executive Officer reviewed the base salary of each executive officer in 1999. In determining the appropriate base salary for 2000, an executive officer's base salary for the previous year and individual performance, including performance in relation to performance targets for the current fiscal year, were considered. The Company believes it has established 2000 base salaries for its executive officers that are consistent with its compensation philosophy.

         Effective October 29, 1999, Mr. Bullion, Chief Executive Officer, entered into an employment agreement with the Company that provides for an annual base salary of $180,000 in fiscal 2000 and $200,000 in fiscal 2001 and 2002. During 1997, Mr. Bullion voluntarily reduced his base salary from $175,000 to $110,000 on an annualized basis through October 1998 and from $175,000 to $160,000 on an annualized basis from November 1998 through October, 1999.

         ANNUAL CASH BONUS COMPENSATION. For the year ended December 31, 1999, the Compensation Committee awarded cash bonuses to all executive officers, except the Chief Executive Officer and Chief Operating Officer, and to other employees in recognition of achieving certain predetermined financial and operational objectives. The Compensation Committee, in its discretion, may award other cash bonuses to executive officers in future years.

         For 2000, Patti Engel, Vice President of Sales and Marketing and Dayton Reardan, Vice President of Regulatory Affairs, have been given specified bonus targets, which could result in cash bonus compensation equal to approximately 30% of base salary. The Company believes it has established 2000 cash bonus incentive arrangements for Ms. Engel and Dr. Reardan that are consistent with its compensation philosophy. For the year 1999, Ms. Engel was awarded a cash bonus under an incentive plan of $26,850 out of a potential $50,000 award.

         A cash bonus incentive arrangement for Dr. William Houghton, Chief Operating Officer, Mr. Bullion and Timothy McGrath, Vice President and Chief Financial Officer, has not been established for 2000. The Compensation Committee intends to set goals for Dr. Houghton and Mr. Bullion based in part upon the achievement of Company wide financial objectives and in part upon individualized performance criteria, which are consistent with the Company's compensation philosophy.

         LONG TERM INCENTIVE PROGRAM. Stock options are granted to key management employees under the Company's 1994 Stock Option Plan (the "Option Plan"). The purpose of the Option Plan is to aid in maintaining and developing personnel capable of assuring the future success of the Company, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options. The Option Plan authorizes the Compensation Committee to grant stock options to executives and other key employees. All stock options outstanding were granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest and become exercisable in installments over a four-year period. Options granted under the Option Plan are issued to participants with terms of up to ten years for incentive stock options or up to 15 years for nonqualified stock options.

         Stock options are granted upon commencement of employment after considering the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer and other employees, the Chief Executive Officer and the Compensation Committee typically consider the individual's performance and any planned change in functional responsibility. The stock option position of executive officers and other employees are reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted by other comparable companies.

         In 1999, the following options were granted: Mr. Bullion was granted an option to purchase 65,000 shares at $6.50; Dr. Houghton was granted an option to purchase 36,000 shares at $5.50; Dr. Reardon was granted an option to purchase 7,000 shares at $5.50; Ms. Engel was granted an option to purchase 15,000 shares at $7.250 and an option to purchase 2,920 shares at $5.500; Mr. McGrath was granted an option to purchase 40,000 shares at $6.8750 and an option to purchase 1,475 shares at $5.50. Additional stock option awards, if any, to Dr. Houghton or Mr. Bullion will be determined in a manner consistent with the Company's compensation philosophy.

         SAVINGS AND INVESTMENT PLAN AND OTHER BENEFITS. The Company maintains a 401(k) Savings Plan (the "Savings Plan"), which is funded by elective salary deferrals by employees. The Savings Plan covers executive officers and substantially all employees meeting minimum eligibility requirements. The Savings Plan does not require mandatory contributions by the Company, but discretionary contributions may be made at the election of the Company. Through December 31, 1999, the Company had not made any discretionary contributions to the Savings Plan. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of perquisites did not exceed 10% of total annual salary and bonus for any executive officer for the fiscal year ended December 31, 1999.

         CHIEF EXECUTIVE OFFICER COMPENSATION
         BASE SALARY AND ANNUAL BONUS COMPENSATION. Mr. Bullion's annual base salary and bonus compensation are set by the Compensation Committee of the Board using the same policies and criteria used for other executive officers. For the year ended December 31, 1999, the Compensation Committee did not award Mr. Bullion a bonus. However, the Compensation Committee approved the payment of $16,000 in 1998 and $1,875 in 1999 to Mr. Bullion as repayment of voluntary salary reductions.

         STOCK OPTION AWARDS. Mr. Bullion has options to purchase up to 350,000 shares of Common Stock at $5.00 per share under the Stock Plan. One option is for 200,000 shares of Common Stock, all of which have vested as of December 31, 1999. The second option is for 150,000 shares of Common Stock, all of which have vested as of December 31, 1999. Mr. Bullion has received additional options granted pursuant to his execution of an Employment Agreement in October, 1999. One option is for 25,000 shares that vested immediately at $6.50. The second option is for 25,000 shares at $6.50 that vested 20% immediately and 20% on each anniversary date thereafter. The third option is for 15,000 shares, with 5,000 shares exercisable December 31, 2000 and 10,000 shares exercisable December 31, 2001, all at $6.50.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers to $1,000,000, unless the compensation qualifies as "performance based compensation" under the Code. This limitation should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The Stock Plan complies with Section 162(m) in order that compensation resulting from stock options under the Stock Plan will not be counted toward the $1,000,000 limit on deductible compensation under
Section 162(m). The Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under Section 162(m).

Michael Greene
Lawrence C. Weaver, Ph.D., D.Sc. (Hon.)
William M. Wardell, M.D., Ph.D.
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE
         The following table sets forth the cash and non-cash compensation for the three (3) fiscal years ended December 31, 1999 earned by the Chief Executive Officer and all other executive officers of the Company.

                                                                                Long-Term
                                                                              Compensation
                                                          Compensation           Awards
                                                     ---------------------    ------------
                                                                               Securities       All Other
                                          Period       Base                    Underlying     Compensation($)
  Name and Principal Position              Ended     Salary($)    Bonus($)      Options #           (3)
------------------------------------     --------    ---------    --------     ----------     ---------------
John Howell Bullion                      12/31/99     175,000       1,875         65,000            264
  Chairman of the Board, Chief           12/31/98     118,333      16,000             --             --
     Executive Officer and Secretary     12/31/97     136,250      24,000             --             --

William Houghton, M.D. (1)               12/31/99     200,000          --         36,000          2,260(4)
  Chief Operating Officer                12/31/98      71,212          --        100,000             --
                                         12/31/97          --          --             --             --

Dayton T. Reardan, Ph.D.                 12/31/99     146,667          --          7,000            155
  Vice President of                      12/31/98     124,087      35,000             --             --
     Regulatory Affairs                  12/31/97     111,986       3,500         38,000             --

Patti A. Engel                           12/31/99     111,344      45,704         17,920            118
  Vice President of Sales and            12/31/98     111,300      68,943             --             --
     Marketing                           12/31/97     106,599       3,500         23,000             --

Timothy G. McGrath (2)                   12/31/99      33,750      68,943         41,475             15
  Vice President and Chief               12/31/98          --          --             --             --
    Financial Officer                    12/31/97          --          --             --             --

     (1) Dr. Houghton was hired as the Company's Chief Operating Officer in August 1998.

     (2) Mr. McGrath was hired as the Company's Vice President and Chief Financial Officer effective October 1, 1999. From April 1999 through September 1999, the Company retained Mr. McGrath as a consultant and paid him $38,175 in consulting fees during 1999.

     (3) Except as indicated below, amounts paid for group term life insurance paid by the Company for each executive.

     (4) Consists of $708 group term life insurance and $1,552 travel expenses paid by the Company.

         EMPLOYMENT AGREEMENTS
         An employment agreement between the Company and John Howell Bullion was executed on October 29, 1999. The agreement commenced on October 20, 1999 and is to continue thereafter for a period of three years, and will automatically renew for successive two-year terms, unless terminated by either party in accordance with the terms of the agreement. Mr. Bullion's employment agreement provides for an annual base salary of $180,000 for the calendar year 2000 and $200,000 for the calendar year 2001 and 2002. In addition, Mr. Bullion's employment agreement provides that if he is terminated by the Company for any reason other than by the parties' mutual agreement, his death, his total disability or his breach of any term of the employment agreement, then he will receive up to one years salary, a bonus equal to the minimum bonus which would be payable for the fiscal year in which he was terminated and certain other benefits specified in the employment agreement. None of the Company's other executive officers have employment agreements.

         CHANGE IN CONTROL
         The Company has entered into agreements with its officers providing for the payment of certain benefits to the officers if their employment terminates following a "change in control" of the Company. The agreements provide for benefits if an officer's employment is terminated within the twelve months following a change in control if the officer was terminated without cause, required to relocate or accept less pay or less responsibility. The Formula and payout for the change in control agreement is the highest annual salary and incentive payment within the last two years divided by twelve multiplied by the following number of months for the appropriate officer's responsibility: Dr. Houghton, 18 months; Mr. McGrath, 12 months; Ms. Engel, 12 months; and Dr. Reardan, 12 months.

STOCK OPTIONS

           OPTION GRANTS DURING TWELVE MONTHS ENDED DECEMBER 31, 1999

         The following table contains information concerning grants of stock options to the executive officers named in the Summary Compensation Table above during 1999.

                               1999 OPTION GRANTS

                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                                                                                      Price Appreciation for Option
                                               Individual Grants                                 Term (1)
                            -------------------------------------------------------   -----------------------------
                                           % of Total
                                            Options
                                           Granted to
                            Number of      Employees     Exercise or
                             Options       Year Ended     Base Price     Expiration
           Name              Granted        12/31/99      ($/Share)         Date         5%($)             10%($)
------------------------    ---------      ----------    -----------     ----------     -------           -------
John Howell Bullion           65,000         28.98%        $6.5000        10/29/09      265,708           673,356

William Houghton, M.D.        36,000         16.05%        $5.5000        12/16/09      124,521           315,561

Dayton T. Reardan, Ph.D.       7,000          3.12%        $5.5000        12/16/09       24,212            61,359

Patti A. Engel                15,000                       $7.2500        03/03/09       68,392           173,319
                               2,920                       $5.5000        12/16/09       10,100            25,596
                              ------
                              17,920          7.99%

Timothy G. McGrath            40,000                       $6.8750        10/20/09      172,946           438,279
                               1,475                       $5.5000        12/16/09        5,102            12,929
                              ------
                              41,475         18.49%

     (1) Potential realizable value is based on an assumption that the market price for the Company's Common Stock appreciates at the stated rate, compounded annually, from the date of grant until the expiration date of the option. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price over the term of the option will appreciate at the assumed 5% or 10% levels, or at any other defined level.

      AGGREGATED OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                   VALUE OF OPTIONS HELD AT DECEMBER 31, 1999

         The following tables summarizes stock option exercises in 1999 by the executive officers named in the Summary Compensation Table above, and the value of options held by such persons at December 31, 1999.

                                                                                      Value of
                                                                                     Unexercised
                                                               Number of        In-the-Money Options
                                                          Unexercised Options          Held at
                                Shares                   Held at December 31,     December 31, 1999
                             Acquired on      Value       1999 (Exercisable/        (Exercisable/
       Name                    Exercise    Realized($)      Unexercisable)       Unexercisable)($)(1)
------------------------     -----------   -----------   --------------------   ---------------------
John Howell Bullion              -0-           -0-          380,000/35,000           65,625/-0-
William Houghton, M.D.           -0-           -0-           49,000/87,000              -0-/-0-
Dayton T. Reardan, Ph.D.         -0-           -0-           68,200/13,800            6,938/-0-
Patti A. Engel                   -0-           -0-           52,120/25,800            6,938/-0-
Timothy G. McGrath               -0-           -0-            9,475/32,000              -0-/-0-

          (1) "Value" is based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or the December 31, 1999 last sale price of $5.1875.

COMPARATIVE STOCK PERFORMANCE
         The graph below compares the quarterly dollar change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Total Return Index (U.S. Companies) and the NASDAQ Pharmaceutical Stock Index for the period beginning on December 31, 1994 and ending on December 31, 1999. The graph and table assume the investment of $100 on December 31, 1994, in the Company's Common Stock, the NASDAQ Total Return Index and the NASDAQ Pharmaceutical Stock Index.

                              [PLOT POINTS CHART]

-------------------------------------------------------------------------------------------
                                             NASDAQ Stock Market     NASDAQ Pharmaceutical
 Annual Period      Orphan Medical, Inc.     Total Return Index       Total Return Index
-------------------------------------------------------------------------------------------
 December 1994             100.00                  100.00                   100.00
 December 1995             140.54                  141.33                   183.41
 December 1996             210.81                  173.89                   183.98
 December 1997             104.06                  213.07                   189.98
 December 1998             167.57                  300.25                   241.68
 December 1999             112.16                  542.43                   451.62
-------------------------------------------------------------------------------------------


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         The table on the following page sets forth, as of March 24, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" above, and (iv) all directors and executive officers as a group. Unless otherwise noted, the shares listed in the table below are subject to sole voting and investment power of the indicated person.

         Beneficial ownership is determined and presented in the table on the following page in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to the securities. Shares of the Company's Common Stock subject to options currently exercisable or exercisable within 60 days of March 24, 2000, are deemed to be outstanding for purposes of computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. With respect to UBS Capital II LLC, the percentage of ownership calculation is based on Common Shares outstanding as of March 24, 2000, plus 1,031,081 shares of Common Stock, which represents 8,393 shares of Senior Convertible Preferred Stock owned by UBS Capital II LLC on an as converted basis.

                      Name                                              Number       Percentage
-----------------------------------------------------------------    -----------    ------------
John Howell Bullion (1)                                                 471,312          5.46%
William Houghton M.D. (2)                                                50,670          *
Dayton T. Reardan, Ph.D. (3)                                             77,910          *
Patti A. Engel (4)                                                       57,120          *
Timothy G. McGrath (5)                                                   11,225          *
Lawrence C. Weaver, Ph.D., D.Sc. (Hon.) (6)                              50,340          *
W. Leigh Thompson, Ph.D., M.D. (7)                                       37,500          *
William M. Wardell, M.D., Ph.D. (8)                                      40,500          *
Michael Greene (9)                                                       10,000          *
Julius A. Vida, Ph.D. (10)                                               10,000          *
UBS Capital II LLC (11)                                               1,501,850         15.40%
OrbiMed Advisors Inc. (12)                                            1,265,000         15.34%
All directors and executive officers as a group (10 persons) (13)       816,577          9.14%

* Less than 1 percent.

     (1) Includes 350,000 and 30,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00 and $6.50 per share, respectively.
     (2) Includes 40,000 and 9,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.8125 and $5.50 per share, respectively.
     (3) Includes 37,000, 15,000, 9,200 and 7,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00, $5.375, $6.125 and $5.50 per share, respectively.
     (4) Includes 37,000, 9,200, 3,000 and 2,920 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00, $6.125, $7.25 and $5.50 per share, respectively.
     (5) Includes 8,000 and 1,475 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $6.875 and $5.50 per share, respectively.
     (6) Includes 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00 per share.
     (7) Includes 25,000, 7,500 and 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.63, $6.125 and $5.50 per share, respectively.
     (8) Includes 25,000, 9,000 and 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.63, $6.125 and $5.50 per share, respectively.
     (9) Includes 10,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.8125 per share.
     (10) Includes 10,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $6.625 per share.
     (11) UBS Capital II LLC has sole voting power with respect to 8,393 shares of Senior Convertible Preferred Stock, which is convertible into 1,031,081 shares of Common Stock. UBS Capital II LLC has voting rights with respect to the Common Stock on an "as converted" basis.
     (12) OrbiMed Advisors Inc. has shared voting and investment power with respect to 1,265,000 shares of the Company's Common Stock. The number of shares beneficially owned is based on a Schedule 13G filed by OrbiMed Advisors on March 24, 2000.
     (13) Includes 690,295 shares that may be acquired within 60 days of March 24, 2000 through the exercise of options by all executive officers and directors as a group.

                              CERTAIN TRANSACTIONS

         John Howell Bullion, Chief Executive Officer and a director of the Company, is also a director of Chronimed. The Company was spun off by Chronimed in 1994 as a stock dividend to the then shareholders of Chronimed.

                             SECTION 16(a) REPORTING

         Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during 1999. Based solely on a review of the copies of such Section 16(a) reports filed by the directors, executive officers and more than 10% shareholders, the Company believes that all Section 16(a) filing requirements applicable to these individuals and shareholders were complied with.


           PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements for the fiscal year ended December 31, 1999, and for all prior years. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other independent public accountants, but the Board of Directors will give consideration to such unfavorable vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                             SOLICITATION OF PROXIES

         All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of the Company's Common Stock. Although proxies are being solicited primarily by mail, officers and regular employees of the Company who will receive no extra compensation for their services, may solicit such proxies by telephone, telegraph, facsimile transmission or in person.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any proposal by a shareholder to be presented at the 2001 Annual Meeting must be received at the Company's executive offices, 13911 Ridgedale Drive, Suite 250, Minnetonka, Minnesota 55305 not later than December 5, 2000. In addition, the form of Proxy issued with next year's Proxy Statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 2001 Annual Meeting of Shareholders and which is not included in next year's Proxy Statement. However, under the rules of the Securities and Exchange Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to March 1, 2001, and certain other conditions provided for in the Commission's rules have been satisfied.

                              ORPHAN MEDICAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 6, 2000

                                    3:30 P.M.

                    HILTON MINNEAPOLIS/ST. PAUL AIRPORT HOTEL
                              3800 EAST 80TH STREET
                              MINNEAPOLIS, MN 55425









[LOGO] ORPHAN    13911 RIDGEDALE DRIVE, SUITE 250
       MEDICAL   MINNETONKA, MN 55305                                      PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 14, 2000, revoking all prior proxies, hereby appoints John Howell Bullion with full power to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Orphan Medical, Inc. (the "Company") to be held on June 6, 2000, and at all adjournments thereof, as specified on the reverse side on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.






                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]




           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  Election of  01 John Howell Bullion    04 Lawrence C. Weaver, Ph.D., D.Sc. (Hon.)  [ ] Vote FOR        [ ] Vote WITHHELD
    directors:   02 Michael Greene         05 William M. Wardell, M.D., Ph.D.              all nominees        from all nominees
                 03 Julius A. Vida, Ph.D.  06 W. Leigh Thompson, Ph.D., M.D.               (except as marked)

                                                                               _________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,       |                                         |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)      |_________________________________________|

2.  Proposal to ratify the appointment of Ernst & Young LLP as independent
    public accountants for the fiscal year ended December 31, 2000.           [ ] For      [ ] Against      [ ] Abstain

3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR ITEM 2, AND
IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Address Change? Mark Box [ ]  Indicate changes below:                           Date ______________________________

                                                                               _________________________________________
                                                                              |                                         |
                                                                              |                                         |
                                                                              |_________________________________________|

                                                                              Signature(s) in Box
                                                                              Please sign exactly as name appears at left.
                                                                              When shares are held by joint tenants, both
                                                                              must sign. When signing as attorney, executor,
                                                                              administrator, trustee or guardian, please
                                                                              give full title as such. If a corporation,
                                                                              please sign in full corporate name by
                                                                              President or other authorized officer. If a
                                                                              partnership, please sign in partnership name
                                                                              by an authorized person.